Exhibit 5.1

800 capitol street Suite 2200 Houston, Tx 77002 +1.713.354.4900

January 23, 2025

Microvast Holdings, Inc.

12603 Southwest Freeway, Suite 300

Stafford, Texas 77477

Microvast Holdings, Inc.

Registration Statement/Form S-3

Ladies and Gentlemen:

We have acted as counsel to Microvast Holdings, Inc., a Delaware corporation (the “Company”), in connection with the preparation by the Company of a registration statement on Form S-3 (the “Registration Statement”) being filed with the Securities and Exchange Commission (the “Commission”). The Registration Statement relates to (a) the offering and sale from time to time, pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), by the Company, of an indeterminate number of the following securities (the “Company Securities”), the aggregate initial offering price of which will not exceed $250,000,000: (i) shares of common stock, par value $0.0001 per share (“Common Stock”); (ii) shares of preferred stock, par value $0.0001 per share (“Preferred Stock”); (iii) warrants to purchase Common Stock, Preferred Stock or Units or any combination thereof (“Warrants”); (iv) units comprised of one or more other securities described in the Prospectus (defined below) in any combination (“Units”); and (v) such indeterminate amount of shares of Common Stock and Preferred Stock as may be issued upon conversion, exchange or exercise of the Securities registered pursuant to the Registration Statement, and (b) the offer and sale from time to time, by a certain stockholder of the Company identified in the Registration Statement (the “Selling Stockholder”), of an aggregate of up to 5,500,000 shares of common stock, par value $0.0001 per share (the “Selling Stockholder Warrant Shares”) underlying the presently exercisable warrants (the “Common Stock Purchase Warrant”) issued to the Selling Stockholder in connection with the Loan and Security Agreement (as restated, supplemented or otherwise modified from time to time, the “Loan Agreement”) dated May 28, 2024, by and between the Company and the Selling Stockholder. The offering of the Securities will be as set forth in the prospectus forming part of the Registration Statement (the “Prospectus”), as supplemented by one or more supplements to the Prospectus.

The Preferred Stock will be issued in one or more series and the relative powers, designations, preferences, rights and qualifications, limitations or restrictions of such Preferred Stock will be set forth in one or more certificates of designation (each, a “Certificate of Designation”). Each Certificate of Designation will be in a form to be filed as an exhibit to a post-effective amendment to the Registration Statement or a current report on Form 8-K, incorporated in such Registration Statement by reference.

AOSHEARMAN.COM
Allen Overy Shearman Sterling US LLP is a limited liability partnership organized under the laws of the State of Delaware. Allen Overy Shearman Sterling US LLP is affiliated with Allen Overy Shearman Sterling LLP, a limited liability partnership registered in England and Wales with registered number OC306763 and with its registered office at One Bishops Square, London E1 6AD. It is authorized and regulated by the Solicitors Regulation Authority of England and Wales (SRA number 401323). The term partner is used to refer to a member of Allen Overy Shearman Sterling LLP or an employee or consultant with equivalent standing and qualifications. A list of the members of Allen Overy Shearman Sterling LLP and of the non-members who are designated as partners is open to inspection at its registered office at One Bishops Square, London E1 6AD.

The Warrants will be issued under one or more warrant agreements (each, a “Warrant Agreement”), each to be entered into between the Company and a financial institution identified therein as the warrant agent (each, a “Warrant Agent”). Any Warrant Agreement will be in a form to be filed as an exhibit to a post-effective amendment to the Registration Statement or a current report on Form 8-K, incorporated in such Registration Statement by reference.

The Units will be issued under one or more unit agreements (each, a “Unit Agreement”), each to be entered into between the Company and a financial institution identified therein as the unit agent (each, a “Unit Agent”). Any Unit Agreement will be in a form to be filed as an exhibit to a post-effective amendment to the Registration Statement or a current report on Form 8-K, incorporated in such Registration Statement by reference.

The Certificates of Designation, any Warrant Agreements, any Unit Agreements, Common Stock Purchase Warrant, the Loan Agreement, and any applicable underwriting or purchase agreement are hereinafter referred to as the “Opinion Documents.”

In connection with such matters, we have reviewed originals or copies of the following documents:

(a)	The Registration Statement;

(b)	The Prospectus;

(c)	Originals or copies of the Second Amended and Restated Certificate of Incorporation, as amended through the date hereof (the “Certificate of Incorporation”) and Amended and Restated Bylaws of the Company, as amended through the date hereof (the “Bylaws”); and

(d)	Originals or copies of such other corporate records of the Company and such agreements, certificates of public officials and of officers or other representatives of the Company, and agreements and other documents as we have deemed necessary as a basis for the opinions expressed below, including the Common Stock Purchase Warrant and the Loan Agreement.

In our review of the Registration Statement and other documents, and otherwise for the purposes of this opinion, we have assumed:

(a)       The genuineness of all signatures.

(b)       The authenticity of the originals of the documents submitted to us.

(c)       The conformity to authentic originals of any documents submitted to us as copies.

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(d)       That each of the Opinion Documents is or will be the legal, valid and binding obligation of each party thereto, other than the Company, enforceable against each such party in accordance with its terms.

(e)       That the execution, delivery and performance by the Company of the Opinion Documents do not and will not:

(i)	except with respect to Generally Applicable Law, violate any law, rule or regulation applicable to it; or
(ii)	result in any conflict with or breach of any agreement or document binding on it.

(f)       That, except with respect to Generally Applicable Law, no authorization, approval, consent or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery or performance by the Company of any Opinion Document or, if any such authorization, approval, consent, action, notice or filing is required, it has been duly obtained, taken, given or made and is in full force and effect.

(g)       The Registration Statement shall have become effective and such effectiveness shall not have been terminated or rescinded.

We have not independently established the validity of the foregoing assumptions.

“Generally Applicable Law” means the federal law of the United States of America, and the law of the State of New York (including in each case the rules or regulations promulgated thereunder or pursuant thereto), that a New York lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Company, the Opinion Documents or the transactions governed by the Opinion Documents, and, for purposes of assumption paragraphs (e) and (f) above and our opinions below, the General Corporation Law of the State of Delaware (the “DGCL”). Without limiting the generality of the foregoing definition of Generally Applicable Law, the term “Generally Applicable Law” does not include any law, rule or regulation that is applicable to the Company, the Opinion Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Opinion Documents or any of its affiliates due to the specific assets or business of such party or such affiliate.

Based upon the foregoing and upon such other investigation as we have deemed necessary and subject to the qualifications set forth below, we are of the opinion that:

1.       When (i) the final terms of the Preferred Stock have been duly established and approved by the Company in conformity with the Company’s Certificate of Incorporation, (ii) all corporate action necessary for issuance of the Preferred Stock has been taken, including the adoption and filing of a Certificate of Designation relating thereto, and (iii) such shares of Preferred Stock are issued and delivered to the purchasers thereof against payment of the consideration therefor (not less than the par value thereof) duly approved by the Company, such shares of Preferred Stock will be duly authorized, validly issued, fully paid and non-assessable.

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2.       When (i) the final terms of issuance and sale of the applicable shares of Common Stock have been duly approved by the Company in conformity with the Company’s Certificate of Incorporation, (ii) all corporate action necessary for issuance of the Common Stock has been taken and (iii) such shares of Common Stock are issued and delivered to the purchasers thereof against payment of the consideration therefor (not less than the par value thereof) duly approved by the Company, such shares of Common Stock will be duly authorized, validly issued, fully paid and non-assessable.

3.       When (i) the final terms of the Warrants have been duly established and approved by the Company, (ii) the Warrants and the applicable Warrant Agreement have been duly authorized, (iii) the applicable Warrant Agreement has been duly executed and delivered by the Company and duly authorized, executed and delivered by the applicable Warrant Agent and (iv) certificates representing the Warrants have been duly executed by the Company and countersigned by the applicable Warrant Agent in accordance with the applicable Warrant Agreement and delivered to the purchasers thereof against payment of the consideration therefor duly approved by the Company, the Warrants will be the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and entitled to the benefits of the applicable Warrant Agreement, and the applicable Warrant Agreement will be the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

4.       When (i) the final terms of the Units have been duly established and approved by the Company, (ii) the Units and the applicable Unit Agreement have been duly authorized, (iii) the applicable Unit Agreement has been duly executed and delivered by the Company and duly authorized, executed and delivered by the applicable Unit Agent and (iv) certificates representing the Units have been duly executed by the Company and countersigned by the applicable Unit Agent in accordance with the applicable Unit Agreement and delivered to the purchasers thereof against payment of the consideration therefor duly approved by the Company, the Units will be the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and entitled to the benefits of the applicable Unit Agreement, and the applicable Unit Agreement will be the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

5.        The Selling Stockholder Warrant Shares have been duly authorized by all necessary corporate action of the Company, and, upon issuance, delivery and payment therefor in the manner contemplated by the Registration Statement and the Warrants, the Warrant Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

Our opinions expressed above are subject to the following qualifications:

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(a)       Our opinions in paragraphs 1, 3 and 4 above are subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally (including without limitation all laws relating to fraudulent transfers).

(b)       Our opinions in paragraphs 1, 3 and 4 above are also subject to the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

(c)       Our opinions are limited to Generally Applicable Law, and we do not express any opinion herein concerning any other law.

This opinion letter is rendered to you in connection with the preparation and filing of the Registration Statement. This opinion letter may not be relied upon by you for any other purpose without our prior written consent.

This opinion letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion letter and which might affect the opinions expressed herein.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Allen Overy Shearman Sterling US LLP

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